STATE OF DELAWARE
__________

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
__________

FREEDOM FINANCIAL GROUP, INC.

Freedom Financial Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That at a meeting of the Board of Directors of Freedom Financial Group, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED That the Certificate of Incorporation of the Corporation be amended as follows:

1. The second sentence of §4.6(E) which reads as follows:

At any meeting held for the purpose of electing directors, the presence in person or by proxy of a majority of the voting power then outstanding shall constitute a quorum for the election of directors.

be deleted from the Certificate of Incorporation.

2. Article Sixth, granting the Directors the power to establish the Bylaws of the Corporation, shall be amended to add the second sentence, in italics, so that it shall thereafter read as follows:

Except as otherwise provided in this Certificate, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors of this Corporation is expressly authorized to make, alter, amend, rescind, or repeal the Bylaws of the Corporation. The Board of Directors may determine the quorum required for any meeting for the transaction of any business of the corporation, provided that such quorum shall not be less than thirty five percent (35%) of the outstanding voting shares of such greater number as may be required by Delaware General Corporation Law Section 216.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 28th day of August, 2008.

By	/s/ Thomas M. Holgate
Thomas M. Holgate, Secretary